Exhibit 5.1

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

March 13, 2023

Humana Inc.

500 West Main Street

Louisville, Kentucky 40202

Ladies and Gentlemen:

We are acting as counsel to Humana Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-254041) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of $500,000,000 in aggregate principal amount of 5.700% Senior Notes due 2026 (the “2026 Notes”) and $750,000,000 in aggregate principal amount of 5.500% Senior Notes due 2053 (the “2053 Notes”, and together with the 2026 Notes, the “Debt Securities”) of the Company. The Debt Securities are being offered and sold by the Company in a public offering pursuant to an underwriting agreement dated February 27, 2023 by and between the Company and Barclays Capital Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters named therein (the “Underwriting Agreement”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The Debt Securities have been issued pursuant to a senior debt indenture, dated as of August 5, 2003, by and between the Company and The Bank of New York Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (as successor to The Bank of New York), as trustee (the “Trustee”) (as supplemented, in the case of the 2026 Notes, by the Twenty-Fourth Supplemental Indenture dated as of March 13, 2023, the “2026 Indenture”, and as supplemented, in the case of the 2053 Notes, by the Twenty-Fifth Supplemental Indenture dated as of March 13, 2023, the “2053 Indenture”; the 2026 Indenture and the 2053 Indenture are collectively referred to herein as the “Indentures”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a) the Underwriting Agreement;

(b) the Indentures; and

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(c) specimen forms of the Debt Securities.

The documents referred to in items (a) through (c) above, inclusive, are referred to herein collectively as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons executing the Documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the statements, representations and warranties contained in the Documents, certificates and oral or written statements and other information of or from officers or other appropriate representatives of the Company and others and assume compliance on the part of all parties to the Documents with their respective covenants and agreements contained therein.

We have assumed, for purposes of the opinion expressed herein, that: (i) all of the parties to the Documents (other than the Company) are validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) all of the parties to the Documents (other than the Company) have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto (other than the Company); (iv) each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinion below as to the Company), enforceable against such parties in accordance with its terms; (v) the Debt Securities have been duly authenticated and delivered by the Trustee against payment therefor in accordance with the Documents; (vi) all of the parties to the Documents will comply with all laws applicable thereto; and (vii) the Debt Securities conform to the specimens thereof examined by us.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debt Securities, when paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.

We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

(i) relating to indemnification, contribution or exculpation;

(ii) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by any party under any of such agreements or instruments to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

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(iii) related to (I) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, (II) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York and applying the law of the State of New York, in each case, applying the choice of law principles of the State of New York, (III) service of process or (IV) waiver of any rights to trial by jury;

(iv) specifying that provisions thereof may be waived only in writing;

(v) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

(vi) which may be construed to be in the nature of a penalty;

(vii) specifying that any person may exercise set-off or similar rights other than in accordance with applicable law;

(viii) relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture; or

(ix) requiring that any unearned portion of the Debt Securities issued at a discount be paid upon acceleration or otherwise earlier than the stated final maturity.

We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Documents may be sought that limits the rates or interest legally chargeable or collectible.

We express no opinion as to any agreement, instrument or other document (including any agreement, instrument or other document referred to, or incorporated by reference in, the Documents) other than the Documents.

The opinion set forth above is subject to the following qualifications: (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights and remedies generally, and (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

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The opinion expressed herein is limited to the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the applicable provisions of the General Corporation Law of the State of Delaware, in each case, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and to references to this firm under the caption “Legal Matters” in the Registration Statement and prospectus supplements related to the Debt Securities. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP